                                            Filed Pursuant to Rule No. 424(b)(3)
                                            Registration No. 333-71199

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 2, 1999)

                               11,740,610 Shares

                                [LOGO OF TCI]

                           TELE-COMMUNICATIONS, INC.

                    Series A TCI Ventures Group Common Stock

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On March 3, 1999, Merrill Lynch International ("MLI"), LB I Group Inc. ("LBI")
and Toronto Dominion (New York), Inc. ("TD") (the "Sellers") sold to Lehman Brothers Inc. 11,740,610 shares of Series A TCI Ventures Group Common Stock ("TCIVA"). The shares of TCIVA were sold by the Sellers at $25.50 per share. Tele- Communications, Inc. (the "Company") will not receive any of the proceeds from the sale of shares by the Sellers. On March 3, 1999 the last reported sales price per share of TCIVA was $26.9375. Amounts received by Lehman Brothers Inc. from sales of such TCIVA shares in excess of the price at which it purchased such TCIVA shares from the Sellers may be deemed to be underwriting commissions under the Securities Act of 1933.

MLI and TD each received commissions of $0.02 per share from the Company for each share of TCIVA sold to Lehman Brothers Inc. These commissions may also be deemed to be underwriting commissions under the Securities Act of 1933. Immediately following the sale described above, none of the Sellers hold shares of TCIVA purchased under the Stock Purchase Agreements described under "Shares Being Offered and Selling Stockholders" in the enclosed prospectus. After the sale described above, MLI owned 711,016 shares of TCIVA (which represents less than one percent of the outstanding shares of TCIVA), LBI owned no shares of TCIVA and TD owned no shares of TCIVA.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

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                                Lehman Brothers

March 4, 1999

                               11,740,610 Shares

                                [LOGO OF TCI]

                           TELE-COMMUNICATIONS, INC.

                    Series A TCI Ventures Group Common Stock

                          --------------------------
                             PROSPECTUS SUPPLEMENT
                                 March 4, 1999

                          --------------------------

                                Lehman Brothers